Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Board of Directors
Copano Energy, L.L.C.:
     We consent to the incorporation by reference in this registration statement on Form S-3 of Copano Energy, L.L.C., of (1) our report dated March 26, 2007, except as to note 3, which is as of October 9, 2007, with respect to the consolidated balance sheets of Cantera Natural Gas, LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2006, (2) our report dated March 16, 2007 with respect to the balance sheets of Bighorn Gas Gathering, LLC as of December 31, 2006 and 2005, and the related statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, (3) our report dated March 16, 2007 with respect to the balance sheet of Ft. Union Gas Gathering, LLC as of December 31, 2006 and the related statements of operations, members’ equity, and cash flows for the year then ended, which reports appear in the Current Report on Form 8-K/A of Copano Energy, L.L.C. dated October 19, 2007, and to the reference to our firm under the heading “Experts” in the prospectus.
     Our report with respect to the consolidated financial statements of Cantera Natural Gas, LLC referred to above makes reference to note 3, which addresses certain restatements that have been made to those financial statements.
KPMG LLP
Denver, Colorado
December 17, 2007